Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233227

Prospectus Supplement
(To Prospectus Dated August 23, 2019)

Fulgent Genetics, Inc.

Up to $30,000,000

Common Stock

We previously entered into an equity distribution agreement, dated August 30, 2019 (the “Equity Distribution Agreement”) with Piper Sandler & Co. (“Piper Sandler”) pursuant to which we may offer and sell shares of our common stock from time to time through Piper Sandler, acting as sales agent, having an aggregate offering price of up to $30,000,000. On August 30, 2019, we filed a prospectus supplement relating to the shares of common stock issuable under the Equity Distribution Agreement, indicating that we were, at that time, subject to General Instruction I.B.6 of Form S-3, which limited the amounts that we were able sell under the registration statement of which the Prospectus and this prospectus supplement form a part.

We are currently no longer subject to the limitations under General Instruction I.B.6 of Form S-3 and, therefore, may offer and sale of shares of our common stock having an aggregate offering price of up to $30.0 million from time to time through Piper Sandler. As of May 6, 2020, we have sold an aggregate of 104,390 shares of our common stock pursuant to the Equity Distribution Agreement for gross proceeds of $1,266,878.82, which leaves $28.7 million of common stock available under the Equity Distribution Agreement.

Our common stock is listed on the Nasdaq Global Market under the symbol “FLGT.” On May 6, 2020, the last reported sale price of our common stock on the Nasdaq Global Market was $14.57 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-6 of the prospectus supplement dated August 30, 2019, the “Risk Factors” section beginning on page 24 of our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into the prospectus dated August 23, 2019 to which this prospectus supplement relates.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus dated August 23, 2019 to which this prospectus supplement relates. Any representation to the contrary is a criminal offense.

 Piper Sandler

The date of this prospectus supplement is May 6, 2020